UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 362-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amended Credit Agreement

On November 22, 2016, the Company entered into an amended and restated credit agreement (the “2016 A&R Credit Agreement”), with PNC Bank, National Association (the “Bank”), as administrative agent, and the lenders party thereto.  The 2016 A&R Credit Agreement amends and restates that certain Credit Agreement entered into by the Company, the Bank, as administrative Agent and the lenders party thereto on July 29, 2016 which provided a $100 million revolving line of credit facility (the "Prior Credit Agreement").

The 2016 A&R Credit Agreement provides the Company with a revolving line of credit (the "A&R Facility”) of up to $300 million that is available through November 22, 2021. The 2016 A&R Credit Agreement includes an accordion feature to increase the A&R Facility by up to an additional $100 million in the form of additional revolving credit loans or in the form of term loans. Interest is payable quarterly for loans under the Base Rate Option (as defined), and interest is payable on the last day of the applicable Interest Period (as defined) (and, if such Interest Period is longer than three months, interest is also payable on the 90th day of such Interest Period) for loans under the Euro Rate Option (as defined) . The loans under the A&R Facility will bear interest at the Euro Rate (as defined) or the Base Rate (as defined), at the Company’s option, plus the Applicable Margin (as defined) based on the Borrower’s Leverage Ratio (as defined). The Applicable Margin ranges from 1.25% to 2.25% for the Euro Rate and ranges from 0.25% to 1.25% for the Base Rate. Subject to customary breakage fees for loans under the Euro Rate Option that are prepaid on a day other than the last day of the applicable Interest Period, prepayment may be made without penalty or premium at any time upon the required notice to the Bank.

The 2016 A&R Credit Agreement requires the Company (together with its subsidiaries) to comply with certain financial tests, including a minimum Interest Coverage Ratio (as defined) of 3.0 to 1.0 and a maximum Leverage Ratio (as defined) of 3.75 to 1.0 for the first year and 3.5 to 1.0 thereafter. As of the date of this filing, the Company was in compliance with all debt covenants related to the A&R Facility.

The 2016 A&R Credit Agreement also requires the Company to comply with a number of restrictive covenants. These covenants limit, in certain circumstances, the Company’s ability to take a variety of actions, including but not limited to: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; repurchase shares of its Common Stock; engage in acquisitions, mergers, joint ventures, consolidations and asset sales; and pay dividends and distributions.

The 2016 A&R Credit Agreement contains customary default provisions and has various non-financial covenants, both requiring the Company to refrain from taking certain future actions (as described above) and requiring the Company to take certain affirmative actions, such as maintaining its corporate existence, paying liabilities timely, maintaining insurance, and providing its bank lending group with financial information on a timely basis. Maturity of the A&R Facility may be accelerated by the Bank upon an Event of Default (as defined).

The A&R Facility is guaranteed by High Country Tek, Inc., the Company's wholly-owned domestic subsidiary ("HCT"), and the 2016 A&R Credit Agreement requires any future U.S. domestic subsidiaries to join as guarantors.  In addition, the A&R Facility is required to be secured by substantially all of the assets of the Company and its current and any future U.S. domestic subsidiaries of the Company.  Accordingly, (i) the Company and HCT entered into a Security Agreement with the Bank, for the benefit of the lenders, granting a security interest in substantially all of their respective assets, (ii) the Company entered into a Pledge Agreement with the Bank, for the benefit of the lenders, granting a security interest in certain equity ownership in certain of its subsidiaries, and (iii) the Company and/or certain of its subsidiaries entered into certain other additional agreements further granting security interests in certain specific assets, including intellectual property rights, in each case to secure amounts borrowed under the 2016 A&R Credit Agreement.

The 2016 A&R Credit Agreement incorporates sub-facilities for swing loans up to $20 million and issuances of letters of credit up to $10 million. Swing loans and letters of credit issued under the 2016 A&R Credit Agreement decrease availability under the $300 million revolving line of credit on a dollar for dollar basis.

The 2016 A&R Credit Agreement amends, restates, supersedes and replaces the Prior Credit Agreement in its entirety.  As of the date of this filing, the Company had no outstanding revolving credit amounts under the A&R Facility.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits	Description
99.1

Amended and Restated Revolving Credit Facility Agreement, dated November 22, 2016, between Sun Hydraulics Corporation and PNC Capital Markets LLC, SunTrust Robinson Humphry, Inc., JPMorgan Chase Bank, N.A., BMO Harris Bank N.A. and other Lenders party thereto.

	99.2	Amended and Restated Pledge Agreement dated November 22, 2016.
	99.3	Form of Revolving Credit Note dated November 22, 2016.
	99.4	Security Agreement dated November 22, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated:  November 29, 2016

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